EXHIBIT 99.1

Animal Health International, Inc. Announces Its Fourth Quarter and Fiscal Year 2007 Earnings

WESTLAKE, Texas, Sept. 18, 2007 (PRIME NEWSWIRE) -- Animal Health International, Inc. (Nasdaq:AHII) announced today that net sales increased $12.9 million, or 8.7%, to $159.7 million for the three months ended June 30, 2007, from $146.8 million for the same quarter last year. Operating income was $2.6 million, down $1.9 million from the same quarter last year. This decline in operating income was caused by a non-recurring legal settlement and associated fees of $2.5 million, implementation costs for SOX 404 and other public company related expenses, all of which were not incurred last year as a private company. Operating income adjusted for these items was $5.7 million, up 26.7% over last year. Net loss was ($0.2) million, down $0.9 million from last year's net income of $0.7 million. The causes for the decline were the same as noted above, which amounted to $1.9 million after tax. Net income adjusted for these items would have been $1.7 million, up $1.0 million or 130.3% compared to last year's net income of $0.7 million.

Net sales increased $58.3 million, or 10.2%, to $629.5 million for the twelve months ended June 30, 2007, from $571.2 million for last year. Operating income increased 11.3% to $26.9 million, up from $24.2 million last year. Operating income was reduced by a non-recurring legal settlement and associated fees of $2.8 million, implementation costs for SOX 404 and other public company related expenses of $0.8 million and stock option expense of $0.2 million all of which were not incurred last year as a private company. Operating income adjusted for these items was $30.7 million, up 27.1% over last year. The increase in operating income was offset by $2.4 million expense related to a write-off of unamortized debt issue costs and prepayment penalties associated with the debt retired with IPO proceeds, higher interest expense, and a higher tax rate, all of which resulted in net income of $5.2 million, down $2.2 million compared to last year.

"I'm pleased to report that we had both record sales and operating profit in fiscal year 2007," commented the Company's CEO, Jim Robison. "We are well positioned to continue to grow our business, and are committed to driving strong results in fiscal 2008."

Fourth quarter ended June 30, 2007 compared to the fourth quarter ended June 30, 2006

Net sales increased $12.9 million, or 8.7%, to $159.7 million for the three months ended June 30, 2007, from $146.8 million for the three months ended June 30, 2006. The increase in net sales was primarily attributable to the addition of new customers, continued expansion into new territories, increased sales to existing customers, and acquisitions.

Gross profit increased $1.6 million, or 6.0%, to $28.2 million for the three months ended June 30, 2007, from $26.6 million for the three months ended June 30, 2006. Gross profit as a percentage of sales was 17.7% for the three months ended June 30, 2007, compared to 18.1% for the three months ended June 30, 2006. The Company's gross profit increased as a result of sales growth but was partially offset by a reduction in vendor rebates and an increase in freight costs.

Selling, general and administrative expenses increased to $23.9 million for the three months ended June 30, 2007, from $20.5 million for the three months ended June 30, 2006. This was caused by an increase in variable selling and distribution expenses driven by higher sales volume, a non-recurring legal settlement and associated fees of $2.5 million, implementation costs for SOX 404 and other public company related expenses of $0.7 which were not incurred last year as a private company. As a percent of net sales, selling, general and administrative expenses were up from 13.9% last year to 15.0% for the three months ended June 30, 2007. Selling, general and administrative expense, adjusted for the legal settlement and public company related expenses as a percent of sales were 13.0% compared to 13.9% last year.

Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) for the quarter were $4.4 million, which was a decrease of $1.8 million from the year earlier quarter of $6.2 million. The decrease in EBITDA was due to a non-recurring legal settlement and associated fees of $2.5 million, stock option expense of $0.1 million, implementation costs for SOX 404 and other public company related expenses of $0.6 million which were not incurred last year as a private company. EBITDA restated for these costs would have been $7.6 million, a 22.0% increase over last year. (Please refer to Table A for a reconciliation of EBITDA to reported net income.)

Net loss for the fourth quarter was ($0.2) million down from the fourth quarter last year net income of $0.7 million. The decrease in net income was due to the non-recurring legal settlement and associated fees of $1.5 million (net of tax), implementation costs for SOX 404 and other public company related expenses of $0.3 million (net of tax) and stock option expense of $0.1 million (net of tax) all of which were not incurred last year as a private company. Net income restated for these costs would have been $1.7 million, a 137.8% increase over last year.

Twelve months ended June 30, 2007 compared to twelve months ended June 30, 2006

Net sales increased $58.3 million, or 10.2%, to $629.5 million for the twelve months ended June 30, 2007, from $571.2 million for the twelve months ended June 30, 2006. This increase was primarily attributable to the addition of new customers, continued expansion into new territories, increased sales to existing customers, and acquisitions.

Gross profit as a percentage of sales was 19.3% compared to 19.6% last year. Price discounting, an increase in large national accounts with lower margins and an increase in freight expense driven by fuel costs contributed to the decline.

EBITDA for the twelve months ended June 30, 2007 was $34.0 million, an increase of 9.4% from the year earlier period of $31.1 million. EBITDA for the year was reduced by the non-recurring legal charge ($2.8 million), stock option expense ($0.2 million), the implementation costs for SOX 404 and other public company related expenses ($0.8 million). Excluding these charges would result in an adjusted EBITDA of $37.8 million and an increase of 21.7% compared to last year. (Please refer to Table A for a reconciliation of EBITDA to reported net income.)

Net income for the twelve months ended June 30, 2007 was $5.2 million, down 29.2% from $7.4 million for last year. An increase in operating income, offset by non-recurring legal expenses ($1.7 million, net of tax), stock option expense ($0.1 million, net of tax) and public company costs ($0.5 million, net of tax), higher interest expense, the write-off of unamortized debt issue costs and prepayment penalties ($1.4 million, net of tax) and a higher tax rate accounted for the decline.

Fiscal Year 2008 Guidance

The following statements are based on current information and the Company assumes no obligation to update them. These statements are forward-looking and inherently uncertain.

The Company expects its EBITDA to be in the range of $38.0 to $40.0 million, and its net income for its fiscal year ending June 30, 2008, to be in the range of $13.5 to $14.5 million. Net sales are expected to be in the $670 to $700 million range. This guidance excludes any projections for future acquisitions.

Conference Call

The Company plans to host its investor conference call today at 10:00 a.m. Eastern Standard Time to discuss these results and its business outlook. You can access the conference call by dialing (913) 981-4903. Participants will be required to register their name and company affiliation for the conference call. Audio replay will be made available by accessing the Company's web site at www.ahii.com under the Investor Relations tab.

Use of Non-GAAP measures

EBITDA represents net income before interest expense, income tax expense, depreciation and amortization and acquisition costs. We present EBITDA as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of fixed assets (affecting relative depreciation expense), the impact of purchase accounting and SFAS No. 142 (affecting depreciation and amortization expense). Because EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use EBITDA in measuring our performance relative to that of our competitors and in evaluating acquisition opportunities. EBITDA is not a measurement of our financial performance under generally accepted accounting principles in the United States, or GAAP, and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity. We understand that although EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

 * EBITDA does not reflect our cash expenditures, or future
   requirements for capital expenditures or contractual
   commitments;
 * EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
 * EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or
   principal payments, on our debts;
 * Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
 * Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure

About Animal Health International, Inc.

Animal Health International, Inc. is a leading distributor of animal health products in the United States. The Company sells more than 40,000 products sourced from over 1,500 animal health products manufacturers. The Company also provides consultative services to our customers in the highly fragmented animal health products industry. Products the Company distributes include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, sanitizers, devices and supplies. Our principal customers are veterinarians, production animal operators and animal health product retailers.

The Animal Health International logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3240

Safe Harbor for Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Animal Health International can give no assurance that expectations will be attained. Factors that could cause actual results to differ materially from Animal Health International's expectations include, but are not limited to, the outbreak of an infectious disease within an animal population, Animal Health International's inability to maintain relationships with manufacturers, an adverse change in manufacturer rebates or Animal Health International's inability to meet applicable rebate targets, the loss of key personnel, the loss of products or delays in product availability from one or more manufacturers, changes in customer preferences, consolidation in the animal heath products industry, and other risks detailed in Animal Health International's filings with the Securities and Exchange Commission, including Animal Health International's Annual Report on Form 10-K, which was filed on September 18, 2007. Such forward-looking statements speak only as of the date of this press release. Animal Health International expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Animal Health International's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

                      ANIMAL HEALTH INTERNATIONAL, INC.
              Condensed Consolidated Statements of Operations
                    (In thousands, except per share data)

                            Three months ended         Year ended
                                 June 30,                June 30,
                           -------------------    --------------------
                            2006        2007         2006       2007

 Net sales                 $146,846   $159,679    $571,192    $629,534
 Direct cost of products
  sold                      120,247    131,493     459,173     507,997
                           --------   --------    --------    --------
 Gross Profit                26,599     28,186     112,019     121,537
 Selling, general,
  and administrative
  expenses (including
  salary, wages, commission,
  and related benefits)      20,475     23,931      81,428      88,117
 Acquisition costs               --          1          --           6
 Depreciation and
  amortization                1,608      1,684       6,414       6,504
                           --------   --------    --------    --------
   Operating income           4,516      2,570      24,177      26,910

 Other income (expense):
   Other income                  68        148         478         582
   Interest expense          (3,516)    (2,533)    (13,726)    (18,307)
                           --------   --------    --------    --------
     Income before income
      taxes                   1,068        185      10,929       9,185

 Income tax expense            (349)      (366)     (3,542)     (3,957)
                           --------   --------    --------    --------
     Net income            $    719   $   (181)   $  7,387    $  5,228
                           ========   ========    ========    ========
       Dividend on
        preferred stock          --         --        (941)    (53,323)
       Deemed dividend
        on conversion
        of preferred
        stock                    --         --          --     (95,227)
       Preferred stock
        participation in
        undistributed
        earnings               (600)        --      (5,554)     (4,062)
                           --------   --------    --------    --------
       Net income (loss)
        available to
        common
        shareholders       $    119   $   (181)   $    892   $(147,384)
 ------------------------  ========   ========    ========   =========
 Earnings (loss) per
  share:
   Basic                   $   0.05   $  (0.01)   $   0.43    $ (13.01)
   Diluted                 $   0.05   $  (0.01)   $   0.43    $ (13.01)
 Weighted average shares
  outstanding:
   Basic                      2,261     24,330       2,084      11,329
   Diluted                    2,261     24,330       2,084      11,329
 ---------------------------------------------------------------------

                    ANIMAL HEALTH INTERNATIONAL, INC.
                  Condensed Consolidated Balance Sheets
                             (In thousands)

                                                June 30,      June 30,
                                                 2006          2007
                                               ---------     ---------
                      Assets

 Current assets:
   Cash and cash equivalents                   $   3,036     $   7,751
   Accounts receivable, net                       70,178        73,958
   Merchandise inventories, net                   71,679        80,848
   Other current assets                            4,869         7,634
                                               ---------     ---------
     Total current assets                        149,762       170,191

 Noncurrent assets:
   Property, plant, and equipment, net            16,045        17,253
   Goodwill and other intangible assets          121,701       137,085
   Other noncurrent assets                         6,829         5,505
                                               ---------     ---------
     Total assets                              $ 294,337     $ 330,034
                                               =========     =========
       Liabilities and Stockholders' Equity

 Current liabilities:
   Accounts payable                            $  65,077     $  81,976
   Accrued liabilities                            18,100        15,644
   Current portion of long-term debt              81,759         1,363
                                               ---------     ---------
     Total current liabilities                   164,936        98,983

 Noncurrent liabilities:
   Long-term debt, net of current portion         55,875       117,523
   Other noncurrent liabilities                   29,205        27,413
                                               ---------     ---------
     Total liabilities                           250,016       243,919
                                               ---------     ---------

 Redeemable preferred stock                       47,500            --

 Stockholders' equity (deficit)                   (3,179)       86,115
                                               ---------     ---------
     Total liabilities and stockholders'
      equity (deficit)                         $ 294,337     $ 330,034
                                               =========     =========

                       ANIMAL HEALTH INTERNATIONAL, INC.
                              EBITDA Reconciliation
                                 (In thousands)
                                   (Unaudited)

                    Three months ended June 30,   Year ended June 30,
                    ---------------------------   --------------------
                         2006         2007         2006         2007

 Net Income            $   719      $  (181)     $ 7,387      $ 5,228
   Interest expense      3,516        2,533       13,726       18,307
   Income tax expense      349          366        3,542        3,957
   Depreciation and
    amortization         1,608        1,684        6,414        6,504
                       -------      -------      -------      -------
 EBITDA                $ 6,192      $ 4,402      $31,069      $33,996
                       =======      =======      =======      =======

CONTACT:  Animal Health International, Inc.
          William F. Lacey
          817-859-3000